                            Contacts:                   William R. Gargiulo, Jr.   231.526.1244
                                                                                                                                               Michele Greco, CFO       312.595.9123

The Female Health Company Reports
Third Quarter and Nine-Month Operating Results

Highlights:

      -    Unit sales totaled 14.4 million in third quarter and 47.3 million in first nine months of FY2015.
  -Net revenues increase 34% to $25.4 million in first nine months of FY2015.
  -    Gross profit up 45% to $14.8 million in first nine months of FY2015, 58% of net revenues vs. 54% in prior-year period.
  -    Operating income improves 33% to $5.9 million, 23% of net revenues in first nine months of FY2015.
  -    Diluted EPS up 30% to $0.13 per share in first nine months of FY2015 from $0.10 per share in prior-year period.

Adjusted EBITDA

-   Adjusted EBITDA of $1.7 million and adjusted diluted EBITDA per share of $0.06 in third quarter.
-   Adjusted EBITDA of $6.8 million and adjusted diluted EBITDA per share of $0.24 in first nine months of FY2015.

CHICAGO (July 30, 2015) - The Female Health Company (NASDAQ: FHCO) (“FHC” or the “Company”), which manufactures and markets the FC2 Female Condom® (FC2), today reported its operating results for the quarter and nine months ended June 30, 2015 (third quarter and first nine months of FY2015).  The Company will host an investor conference call today at 11:15 a.m. Eastern Time (EDT) to discuss these results and other topics of interest (see details below).

Unit sales for the third quarter of FY2015 increased 5% over the prior-year period to 14.4 million, and unit sales for the first nine months of FY2015 increased 44% over the prior-year period to 47.3 million.  Net revenues totaled $7.8 million for the third quarter of FY2015, down 1% when compared with the prior year period, and $25.4 million for the first nine months of FY2015, up 34% relative to the prior-year period.

Management Comments

“I am particularly pleased with the unit sales growth we have achieved year to date,” stated O. B. Parrish, Chairman and Chief Executive Officer of The Female Health Company, “which we believe reflects increasing long-term demand for female condoms. Such growth in demand is due to two important factors.  First, the increasing worldwide need for the prevention of sexually transmitted diseases, including HIV/AIDS, and unwanted pregnancies.  Second, the aggressive global advocacy by well organized women’s groups to deliver gender equality to women by providing such benefits through increased funding for, and greater availability of, female condoms.”

“Operating income for the third quarter of FY2015 totaled $1.5 million, a decrease of 28% when compared with the third quarter of FY2014, while operating income increased 33% to $5.9 million during the first nine months of FY2015.  Both periods were impacted by significant increases in expense due primarily to market development costs and our share of tariff costs related to the Brazilian tender.”

“The Company posted net income of $1.2 million, or $0.04 per diluted share, for the quarter ended June 30, 2015, which was relatively flat when compared with the prior-year period. Net income of $3.6 million during the nine months ended June 30, 2015 increased 21% versus the first nine months of the previous fiscal year. Year-to-date earnings per diluted share increased 30% to $0.13, compared with $0.10 per share for the prior-year period.”

“Year-to-date net income included income tax expense of $2,261,775, compared with income tax expense of $1,455,094 in the corresponding period of the previous fiscal year,” continued Parrish.  “Effective the period ending December 31, 2013, the Company's valuation allowances on the its deferred tax assets related to net operating loss carryforwards were fully reversed.  As a result, the Company no longer recognizes significant income tax benefits in its consolidated statements of income relating to such deferred tax assets.  However, the Company’s net operating loss carryforwards are still available to reduce cash payments of income taxes.”

“While the Company recorded income tax expense of $2,261,775 for the first nine months of FY2015, its cash payments of income taxes totaled only $267,394, or 12% of reported income tax expense for the period.”

“I am optimistic regarding the Company’s future for four reasons:

·  We expect that the long-term demand for female condoms to increase and that the Company should profitably retain a significant share of this growing market.

·  We believe significant opportunities exist to expand female condom usage in the U.S. and other developed countries. The Company is actively pursuing such opportunities in accordance with return on investment criteria and the potential impact on shareholder value.

·  We plan to review our operating expenses to identify potential reductions that can better align our cost structure with current revenue levels.

·   Pursuant to its diversification program, the Company is actively evaluating acquisition candidates based on potential for growth and impact on shareholder value.”

“In addition, given recent management changes, I have asked two of our highly experienced directors to contribute on a consulting basis: Donna Felch in reference to FC2 and Dave Bethune relative to the diversification program. Their backgrounds are provided at the end of this release.

“Our principal goal is to create profitable growth and increase shareholder value,” concluded Parrish.

Third Quarter Results

The Company generated net revenues of $7,813,207 and net income of $1,170,974, or $0.04 per diluted share, for the three months ended June 30, 2015, compared with net revenues of $7,900,055 and net income of $1,159,498, or $0.04 per diluted share, for the three months ended June 30, 2014.

Net revenues decreased $86,848, or 1%, on a 5% increase in unit sales, for the three months ended June 30, 2015, when compared with the same period last year.  To better serve its customers, the Company replaced its volume-based 5% no-cost product program with a 5% price reduction for major public sector customers effective January 1, 2015.  The FC2 average sales price per unit decreased 6% versus the same period last year due to this reduction and changes in sales mix.

Gross profit increased $462,265, or 11%, to $4,632,535 for the three months ended June 30, 2015, compared with $4,170,270 for the three months ended June 30, 2014.  Gross profit margin for the three months ended June 30, 2015 improved six percentage points to approximately 59% of net revenues, versus 53% of net revenues for the same period last year.  The increase reflects the favorable impact of changes in currency exchange rates, slightly offset by higher costs associated with increased unit sales.

Significant quarter-to-quarter variations in the Company’s results have historically resulted from the timing and shipment of large orders rather than from any fundamental changes in the business or the underlying demand for female condoms.

Operating expenses increased $1,036,047, or 48%, to $3,178,687 in the three months ended June 30, 2015, from $2,142,640 in the prior-year period.  Approximately 46% of the increased spending was due to payments to our Brazilian distributor for marketing and management fees associated with the 2014 tender.  In addition, $398,000 of the increase reflected the Company's share of tariff costs related to the Brazilian tender. The remaining increase was primarily due to FC2 product development and portfolio diversification costs that were not incurred in the prior-year period.

Operating income for the quarter ended June 30, 2015 totaled $1,453,848, versus operating income of $2,027,630 in the third quarter of FY2014, a decrease of 28 percent.  The decrease was primarily due to higher operating expenses, partially offset by improved gross profit margins.

Income tax expense for the three months ended June 30, 2015 declined to $284,900, compared with $851,321 for the same period in FY2014.  The reduction in income tax expense was due to changes in the mix of tax jurisdictions in which the Company recognized income before income taxes and a reduction in the Illinois state income tax rate effective January 1, 2015 from 9.5 percent to 7.75 percent.

The Company's net income increased $11,476, or 1%, to $1,170,974 in the three months ended June 30, 2015, versus net income of $1,159,498 in the same period of the prior year.  Net income approximated 15% of net revenues for the third quarters of both FY2015 and FY2014.

Adjusted EBITDA totaled $1,739,360 in the third quarter of FY2015, compared with adjusted EBITDA of $2,363,945 in the same period last year.  Adjusted diluted EBITDA per share of $0.06 in the third quarter of the current fiscal year compared with $0.08 in the third quarter of FY2014. A reconciliation of non-GAAP measures is included in the table in the section entitled “Additional Non-GAAP Performance Measures” at the end of this release.

Nine-Month Results

The Company generated net revenues of $25,449,880 and net income of $3,643,465, or $0.13 per diluted share, for the nine months ended June 30, 2015, compared with net revenues of $18,936,473 and net income of $2,999,182, or $0.10 per diluted share, for the nine months ended June 30, 2014.

Net revenues increased $6,513,407, or 34%, for the nine months ended June 30, 2015, when compared with the prior-year period.  Effective January 1, 2015, the unit FC2 price was reduced for major public sector purchasers, replacing the Company’s previous 5% no-cost product volume-based purchasing incentive program.  The FC2 average sales price per unit declined 6.8% during the first nine months of FY2015 when compared with the same period last year, due to changes in sales mix and the price adjustment.

Gross profit increased $4,611,610, or 45%, to $14,846,315 for the nine months ended June 30, 2015, from $10,234,705 for the nine months ended June 30, 2014.  Gross profit margin for the nine months ended June 30, 2015 approximated 58% of net revenues versus 54% of net revenues for the same period last year.  The increase reflects the favorable impact of changes in currency exchange rates, slightly offset by higher costs generated by increased unit sales.

Operating expenses increased $3,161,009, or 54%, to $8,989,225 for the nine months ended June 30, 2015, versus $5,828,216 in the prior-year period.  Approximately 54% of the increased spending involved payments to the Company’s Brazilian distributor for market development and distributor fees.  In addition, $398,000 of the increase was due to the Company's share of tariff costs related to the Brazilian tender.  Approximately 29% of the increase in operating expense was related to an accrual for FY2015 incentive compensation, FC2 product development costs, and cost associated with the portfolio diversification strategy, whereas no such costs were incurred in the prior-year period.

Operating income for the nine months ended June 30, 2015 increased $1,450,601, or 33%, to $5,857,090, versus operating income of $4,406,489 in the same period of FY2014.  The increase resulted from higher net revenue and improved gross margins, partially offset by higher operating expenses.

Income tax expense for the nine months ended June 30, 2015 totaled $2,261,775, compared with $1,455,094 for the same period in FY2014.  During the period ended December 31, 2013, the valuation allowance on the Company’s deferred tax assets related to net operating losses was fully reversed. As a result, after December 31, 2013, the Company no longer recognizes significant income tax benefits in its consolidated statements of income relating to such deferred tax assets.  However the Company’s net operating loss carryforwards will be utilized to reduce cash payments for income taxes based on the statutory rate in effect at the time of such utilization.  For the nine months ended June 30, 2015, the Company made cash payments for income taxes of $267,394, or 12 percent of the income tax expense recorded for the period.

The Company's net income increased $644,283, or 21%, to $3,643,465 in the nine months ended June 30, 2015, versus net income of $2,999,182 in the same period of the previous fiscal year.  Net income per diluted share increased 30% to $0.13 during the first nine months of FY2015, compared with $0.10 in the prior-year period.

Adjusted EBITDA improved to $6,817,876 in the nine months ended June 30, 2015, compared with adjusted EBITDA of $5,496,265 in the same period last year.  Adjusted diluted EBITDA per share increased 26% to $0.24 in the nine months ended June 30, 2015, compared with $0.19 in the same period last year.  A reconciliation of non-GAAP measures is included in the table in the section entitled “Additional Non-GAAP Performance Measures” at the end of this release.

About David Bethune

David Bethune has served as a director of FHC since January 1996. He was most recently chairman and chief executive officer of Zila, Inc., an oral cancer screening company. Earlier, Mr. Bethune served as chairman and chief executive officer of Atrix Laboratories, Inc. and, prior thereto, he led the executive team of the IVAX Corporation as president and chief operating officer. Previously, Mr. Bethune was president and chief executive officer of Aesgen, Inc., a generic pharmaceutical company.  Before joining Aesgen, Inc., he served as group vice president and a member of the Executive Committee at American Cyanamid Company until its sale to American Home Products. At American Cyanamid, Mr. Bethune had global executive responsibility for human biologicals, consumer health products, pharmaceuticals and opthalmics, as well as medical research. Before that, Bethune was president of Lederle Laboratories, a division of American Cyanamid.

About Donna Felch

Donna Felch, who previously served as FHC’s vice president and chief financial officer, became a director of FHC in November 2012. Earlier, Ms. Felch rose through the senior management ranks to become vice president and treasurer of American Pharmaceutical Partners, Inc., a pharmaceutical company that develops, manufactures and markets injectible products. Previously, she served as director of corporate tax with Fujisawa USA, a subsidiary of a major Japanese pharmaceutical company. Ms. Felch formerly worked as a tax manager for LyphoMed, Inc., a generic pharmaceutical manufacturer.

Investor Conference Call

As previously announced, The Female Health Company will host an investor conference call at 11:15 a.m. Eastern Time, today, July 30, 2015, to discuss its third quarter and nine-month operating results, along with other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 1-877-374-8416 (international participants dial 1-412-317-6716) and asking to be connected to "The Female Health Company Conference Call" a few minutes before 11:15 a.m. EDT today.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EDT on Thursday, August 6, 2015, by dialing 1-877-344-7529 (international callers dial 1-412-317-0088) and entering the conference ID # 10068494. After Thursday, August 6, 2015, the replay of the call will be available on the Company’s website at www.fhcinvestor.com.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2). Since the Company began distributing FC2 in 2007, it has been shipped to 144 countries. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover the key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only currently available female-controlled product approved by FDA that offers dual protection against sexually transmitted infections, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements relating to the growth in the market for female condoms and the Company's ability to profitably retain a significant share of such market, the Company's ability to implement reductions in expenses, the Company's ability to successfully complete an acquisition of a new product, technology or business and to successfully implement sales and marketing initiatives for FC2, and the effect of such initiatives on the Company's business and results of operations.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; government contracting risks, including the appropriations process and funding priorities, potential bureaucratic delays in awarding contracts, process errors, politics or other pressures, and the risk that government tenders and contracts may be subject to cancellation, delay or restructuring; a governmental tender award indicates acceptance of the bidder's price rather than an order or guarantee of the purchase of any minimum number of units, and as a result government ministries or other public sector customers may order and purchase fewer units than the full maximum tender amount; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; the Company’s ability to identify, successfully negotiate and complete suitable acquisitions or other strategic initiatives; the Company’s ability to successfully integrate acquired businesses, technologies or products; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2014.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	June 30,	September 30,
	2015	2014
Cash	$ 2,624,726	$ 5,796,223
Accounts receivable, net	14,335,235	2,943,850
Inventory, net	2,546,340	2,983,447
Prepaid expenses and other current assets	518,481	638,243
Deferred income taxes	828,000	711,000
Total current assets	20,852,782	13,072,763

Other non-current assets	151,398	166,084
Plant and equipment, net	1,353,877	1,602,307
Deferred income taxes	14,806,471	16,832,000
Total assets	$ 37,164,528	$ 31,673,154

Accounts payable	$ 931,337	$ 1,124,859
Accrued expenses and other current liabilities	3,048,207	1,816,508
Accrued compensation	625,962	436,843
Total current liabilities	4,605,506	3,378,210

Deferred rent	18,352	39,105
Deferred income taxes	165,395	190,513
Total liabilities	4,789,253	3,607,828

Total stockholders' equity	32,375,275	28,065,326
Total liabilities and stockholders’ equity	$ 37,164,528	$ 31,673,154

The Female Health Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended
	June 30,
	2015	2014

Net revenues	$7,813,207	$7,900,055

Cost of sales	3,180,672	3,729,785

Gross profit	4,632,535	4,170,270

Operating expenses	3,178,687	2,142,640

Operating income	1,453,848	2,027,630

Interest and other expense, net	(1,941)	(993)
Foreign currency transaction gain (loss)	3,967	(15,818)

Income before income taxes	1,455,874	2,010,819

Income tax expense	284,900	851,321
Net income	$1,170,974	$1,159,498

Net income per basic common share outstanding	$0.04	$0.04

Basic weighted average common shares outstanding	28,538,908	28,561,648

Net income per diluted common share outstanding	$0.04	$0.04

Diluted weighted average common shares outstanding	28,759,443	28,885,427

The Female Health Company
Unaudited Condensed Consolidated Statements of Income

	Nine Months Ended
	June 30,
	2015	2014

Net revenues	$25,449,880	$18,936,473

Cost of sales	10,603,565	8,701,768

Gross profit	14,846,315	10,234,705

Operating expenses	8,989,225	5,828,216

Operating income	5,857,090	4,406,489

Interest and other (expense) income, net	(5,130)	105,999
Foreign currency transaction gain (loss)	53,280	(58,212)

Income before income taxes	5,905,240	4,454,276

Income tax expense	2,261,775	1,455,094
Net income	$3,643,465	$2,999,182

Net income per basic common share outstanding	$0.13	$0.11

Basic weighted average common shares outstanding	28,520,972	28,534,327

Net income per diluted common share outstanding	$0.13	$0.10

Diluted weighted average common shares outstanding	28,755,444	28,871,864

Cash dividends declared per common share	$-	$0.21

The Female Health Company
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	June 30,
	2015	2014
Net income	$3,643,465	$2,999,182

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	372,535	429,188
Share-based compensation	542,724	616,493
Deferred income taxes	1,883,411	893,828
Loss on disposal of fixed assets	3,483	430
Changes in current assets and liabilities:	(9,483,239)	(3,458,049)
Net cash (used in) provided by operating activities	(3,037,621)	1,481,072
Net cash used in investing activities	(127,588)	(86,876)
Net cash used in financing activities	(6,288)	(6,174,395)
Net decrease in cash	(3,171,497)	(4,780,199)
Cash at beginning of period	5,796,223	8,922,430
Cash at end of period	$2,624,726	$4,142,231

The Female Health Company
Additional Non-GAAP Performance Measures

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided the non-GAAP measures of Adjusted EBITDA and adjusted diluted EBITDA per share in this release.  Adjusted EBITDA represents net income before interest income or expense, income tax expense, depreciation and amortization, and further adjusted for the share-based compensation reflected in the reconciliation table set forth below.  Adjusted diluted EBITDA per share represent Adjusted EBITDA divided by the weighted average shares outstanding amounts used in the calculation of diluted earnings per share in accordance with GAAP for the relevant periods.

We believe that adjusted EBITDA is a useful measure for investors for the following reasons:

·   Adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, tax jurisdictions and tax attributes, capital structures and the methods by which assets were acquired;

·   Investors can use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of our company, including our ability to satisfy our cash needs;

·   By comparing our Adjusted EBITDA in different historical periods, investors can evaluate our operating performance excluding the impact of items described below;

·   Adjusted EBITDA excludes the impact of income tax expense on net income, which has a smaller impact on cash flows because the Company has significant U.S. and UK net operating loss carryforwards that can be used to reduce cash payments for income taxes; and

·   Adjusted EBITDA excludes the impact of share-based compensation on net income, which does not affect cash and which fluctuates based on the timing of share grants and share price.

Adjusted EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts of cash that may be available for discretionary uses.  Thus, Adjusted EBITDA should not be considered in isolation or as a substitute for net income or cash (used in) provided by operating activities, each prepared in accordance with GAAP, when measuring profitability or liquidity.

The following table reconciles Adjusted EBITDA to net income:

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income	$1,170,974	$1,159,498	$3,643,465	$2,999,182
Adjustments:
Interest income	(232)	(1,502)	(2,623)	(3,692)
Income tax expense	284,900	851,321	2,261,775	1,455,094
Depreciation and amortization	121,152	142,293	372,535	429,188
Share-based compensation	162,566	212,335	542,724	616,493
Adjusted EBITDA	$1,739,360	$2,363,945	$6,817,876	$5,496,265

Diluted EBITDA per share, as adjusted	$0.06	$0.08	$0.24	$0.19